Exhibit 99.1

NEWS RELEASE

August 8, 2012	OTC QB: DPDWD

DEEP DOWN REPORTS SECOND QUARTER 2012 RESULTS

•                 Net Income $639 thousand

•                 Modified EBITDA Increases 86% to $1.4 million

•                 Backlog $17.7 million

HOUSTON August 8, 2012/PRNewswire-FirstCall/ -- Deep Down, Inc. (OTC QB: DPDWD) (“Deep Down” or the “Company”), an oilfield services company specializing in products and services for the deepwater and ultra-deepwater oil and gas industry, today reported net income of $639 thousand for the second quarter of 2012, an improvement of $685 thousand over the same period in 2011.

OPERATING RESULTS

For the second quarter of 2012, Deep Down reported net income of $639 thousand, or $0.06 income per diluted share, compared to a net loss of $46 thousand, or $0.00 loss per diluted share, in the second quarter of 2011.

Revenues for the second quarter of 2012 were $7.9 million. Revenues for the second quarter of 2011 were $7.1 million. The $0.8 million increase in revenues in the 2012 period compared to the 2011 period was due primarily to an increase of $2.3 million in our subsea solutions operating segment due to continued strong demand for our technologically innovative solutions, offset by a decrease of $1.5 million in our ROV and topside equipment rental services due to decreased demand.

Gross profit for the second quarter of 2012 was $2.9 million, or 36 percent of revenues. Gross profit for the second quarter of 2011 was $1.9 million, or 26 percent of revenues. The $1.0 million, or 10 percentage-point, increase in gross profit in the 2012 period compared to the same period in 2011, was due primarily to a $1.9 million increase related to our subsea solutions operating segment, due to strong demand for our services. This was offset by a $0.9 million decrease related to our ROV and topside equipment rental services due to weaker demand.

Selling, general and administrative expenses (“SG&A”) for the second quarter of 2012 were $2.0 million. SG&A for the second quarter of 2011 was $1.4 million. The $0.6 million increase in SG&A in the 2012 period compared to the 2011 period was due primarily to a $0.3 million increase in bad debt expense, and a $0.2 million increase in share-based compensation expense. We also had no reimbursements from CFT (our joint venture) for management services in the 2012 period, compared to $0.2 million in the 2011 period. Partially offsetting these increases was a $0.1 million decrease in professional services fees primarily as a result of a reduction in accounting and auditing fees.

The Company’s management evaluates its financial performance based on a non-GAAP measure, Modified EBITDA, which consists of earnings (net income or loss) available to common shareholders before net interest expense, income taxes, depreciation and amortization, and other non-cash and non-recurring charges. Modified EBITDA was $1.4 million in the second quarter of 2012. Modified EBITDA was $0.8 million in the second quarter of 2011. The $0.6 million increase in Modified EBITDA in the 2012 period compared to the 2011 period was caused primarily by increased gross profit before depreciation expense of $1.0 million, partially offset by increased selling, general and administrative expense before share-based compensation of $0.4 million.

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WORKING CAPITAL

At June 30, 2012, we had working capital (excluding the current portion of long-term debt) of $6.0 million, including cash and cash equivalents of $4.1 million. Our total long-term debt at June 30, 2012 was $3.0 million. We believe our current cash balance, in addition to cash we expect to generate from operations, will ensure that we have adequate liquidity to meet our future operating requirements.

EXECUTIVE MANAGEMENT

Ronald E. Smith, Chief Executive Officer stated, “This was the Company’s strongest second quarter performance since 2007. We are extremely satisfied with what our subsea solutions business was able to achieve in the second quarter of 2012. We added approximately $6.3 million to backlog bringing total current backlog to approximately $17.7 million. We continue to be disappointed with the performance of our ROV and topside equipment rental business, and as a result we are exploring various options for returning this portion of our business to profitability.”

About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, distributed and drill riser buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowncorp.com.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

For Further Information

Investor Relations

Casey Stegman

Stonegate Securities, Inc.

casey@stonegateinc.com

972.850.2001

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

	For the Three Months Ended
	June 30,
	2012	2011
(in thousands, except per share amounts)
Results of operations data:
Revenues	$7,904	$7,094
Cost of sales	5,033	5,237
Gross profit	2,871	1,857
Total operating expenses	2,156	1,634
Operating income	715	223
Total other expense	(61)	(254)
Income (loss) before income taxes	654	(31)
Income tax expense	(15)	(15)
Net income (loss)	$639	$(46)
Net income (loss) per share, basic and diluted	$0.06	$(0.00)
Weighted-average shares outstanding, basic and diluted	10,197	10,320

Modified EBITDA data:
Net income (loss)	$639	$(46)
Add back interest expense, net	34	58
Add back depreciation and amortization	462	511
Add back income tax expense	15	15
Add back share-based compensation	246	28
Add back equity in net loss of joint venture	32	202
Modified EBITDA	$1,428	$768

	For the Six Months Ended
	June 30,
	2012	2011
(in thousands)
Cash flow data:
Cash provided by (used in):
Operating activities	$1,690	$(1,241)
Investing activities	(1,293)	(1,103)
Financing activities	(1,271)	(623)

	June 30, 2012	December 31, 2011
(in thousands)
Balance sheet data:
Cash and cash equivalents	$4,105	$4,979
Current assets	10,902	11,411
Current liabilities	7,658	7,486
Working capital	3,244	3,925
Total assets	33,340	32,444
Total debt	3,033	3,066
Total liabilities	7,928	7,659
Stockholders' equity	25,412	24,785